Exhibit 99.1

Gulf Resources Reports Second Quarter 2013 Financial Results

SHOUGUANG, China, Aug. 9, 2013 (GLOBE NEWSWIRE) -- Gulf Resources, Inc. (GURE) ("Gulf Resources" or the "Company"), a leading manufacturer of bromine, crude salt and specialty chemical products in China, today announced its financial results for the second quarter ended June 30, 2013.

Second Quarter 2013 Highlights

•           Net revenue was $32.9 million, a year-over-year increase of 5%
•           Gross profit was $9.6 million, a year-over-year decrease of 3%
•           Gross margin decreased to 29%, as compared to 32% in the second quarter of 2012
•           Income from operations was $7.4 million, as compared to $7.6 million in the second quarter of 2012
•           Operating margin was 22%, as compared to 24% for the second quarter of 2012
•           Net income was $5.4 million or $0.14 per basic and diluted share, versus $5.7 million, or $0.16 per basic and diluted share a year ago.
•           Cash totaled $86.4 million as of June 30, 2013

"We are pleased to report that Company's net revenue for the second quarter of 2013 has increased 5% as compared with the same quarter of 2012, which is mainly due to the increased sales effort of the Company. As compared with the same period in 2012, the sales revenue of chemical products segments largely increased 18%, and the sales volume of bromine increased 13%. The selling prices of some products increased as compared with the same period of 2012, such as crude salt, oil and gas exploration additives, and pesticides manufacturing additives. But the net income decreased 6% as compared with the same quarter of 2012, mainly due to the depreciation and amortization costs." said Mr. Xiaobin Liu, CEO of the Company.

Second Quarter 2013 Financial Results

Gulf Resources' net revenue was $32,853,896 for three-month period ended June 30, 2013, an increase of approximately $1.5 million (or 5%) as compared to the same period in 2012. This increase was primarily attributable to the growth in our chemical products segment, which increased from $9,995,759 for the three-month period ended June 30, 2012 to $11,750,644 for the same period in 2013, an increase of approximately 18%.

Revenue from the crude salt segment decreased from $3,779,658 for the three-month period ended June 30, 2012 to $3,629,976 for the same period in 2013, a decrease of approximately 4%. Revenue from the bromine products segment slightly decreased from $17,539,429 for the three-month period ended June 30, 2012 to $17,473,276 for the same period in 2013, a decrease of approximately 0.4%.

Gross profit was $9,593,695, or 29% of net revenue, for the three-month period ended June 30, 2013 compared to $9,925,195, or 32% of net revenue, for the same period in 2012. The decrease in the gross profit percentage was primarily attributable to a drop in the margin percentage of bromine and crude salt segments.

The total research and development costs incurred for the three-month periods ended June 30, 2013 and 2012 were $54,480 and $62,526, respectively, a decrease of 13%. Research and development costs for the three-month period ended June 30, 2013 and 2012 represented raw materials used by SYCI for testing the manufacturing routine.

General and administrative expenses were $2,422,452 for the three-month period ended June 30, 2013, an increase of $1,051,586 (or 77%) as compared to $1,370,866 for the same period in 2012.

Income from operations was $7,378,775 for the three-month period ended June 30, 2013 (or 22% of net revenue), a decrease of $254,428, or approximately 3%, over income from operations for the same period in 2012.

Other operating income was $287,127 for the three-month period ended June 30, 2013, which represented (i) the sales of wastewater to some of our customers in the amount of $116,035 and (ii) a sum of $171,092 for legal fees incurred in 2013.

Other income, net of $25,846 represented bank interest income, net of capital lease interest expense for the three -month period ended June 30, 2013.

Net income was $5,355,899 for the three-month period ended June 30, 2013, a decrease of $332,775 (or approximately 6%) compared to the same period in 2012. This decrease was primarily attributable to the non-cash expense related to stock options granted to employees recognized for the three-month period ended June 30, 2013.

Income taxes were $2.05 million for the second quarter of 2013, an increase of 4% from $1.98 million for the second quarter of 2012. The Company's effective tax rate was 28% and 26% for the three-month periods ended June 30, 2013 and 2012 respectively.

Six Months Ended June 30, 2013

Net revenue for the six-month period ended June 30, 2013 was $55,356,476, representing an increase of approximately $0.2 million (or 0.4%) over the same period in 2012. Gross profit was $14,110,803, or 25%, of net revenue for six-month period ended June 30, 2013 compared to $16,617,987, or 30%, of net revenue for the same period in 2012. The decrease in gross profit percentage was primarily attributable to a drop in the margin percentage of bromine and crude salt segments. Income from operations was $9,984,223 for the six-month period ended June 30, 2013 (or 18% of net revenue), a decrease of $2,226,079, or approximately 18%, over income from operations for the same period in 2012.
Net income was $7.2 million, or $0.19 per basic and diluted share, respectively, compared to $9.0 million, or $0.26 per basic and diluted share, respectively, for the same period a year ago.

Financial Condition

As of June 30, 2013, Gulf Resources had cash of $86.4 million, total liabilities of $14.4 million, and stockholders' equity of $277.1 million. Ended June 30, 2013, the Company had working capital of $119.9 million. As of June 30, 2013, the Company generated $20.7 million in cash flow from operations, and we used approximately $0.6 million cash for the prepayment of land leases.

Business Outlook

"Although still impacted by China's macro-economic conditions, some raw materials prices are increasing. The average bromine price in this quarter had increased to $3,084 per tonne as compared to $2,954 by end of 2012. Crude salt price is in a steadily upward trend, reached $41 per tonne in second quarter of 2013. The gross margin of chemical products segment also increased to 33% in the second quarter of 2013, as compared to 31% for the same period of 2012. The Company will continually try to expand its sales markets, increase its production utilization rate and decrease management and administration expenses. We are confident that we can achieve the earnings targets set forth in the financial guidance announced at beginning of this year." said Mr. Xiaobin Liu, CEO of the Company.

Conference Call

Gulf Resources' management will host a conference call on Monday, August 12, 2013 at 8:00 AM Eastern Time to discuss its financial results for the Second quarter ended June 30, 2013.

Hosting the call will be Mr. Xiaobin Liu, CEO of Gulf Resources. The Company's management team will be available for investor questions following the prepared remarks.

To participate in this live conference call, please dial +1 (877) 275-8968 five to ten minutes prior to the scheduled conference call time. International callers should dial +1 (706) 643-1666. The conference participant pass code is 30016256.

A replay of the conference call will be available for 14 days starting starting from 11:00 AM ET on Monday, August 12, 2013. To access the replay, dial +1 (855) 859-2056. International callers should dial +1 (404) 537-3406. The pass code is30016256.

This conference call will be broadcast live over the Internet and can be accessed by all interested parties by clicking on http://www.gulfresourcesinc.com/events.html. Please access the link at least fifteen minutes prior to the start of the call to register, download, and install any necessary audio software. For those unable to participate during the live broadcast, a 90-day replay will be available shortly after the call by accessing the same link.

About Gulf Resources, Inc.

Gulf Resources, Inc. operates through two wholly-owned subsidiaries, Shouguang City Haoyuan Chemical Company Limited ("SCHC") and Shouguang Yuxin Chemical Industry Co., Limited ("SYCI"). The Company believes that it is one of the largest producers of bromine in China. Elemental Bromine is used to manufacture a wide variety of compounds utilized in industry and agriculture. Through SYCI, the Company manufactures chemical products utilized in a variety of applications, including oil & gas field explorations and as papermaking chemical agents. For more information, visit www.gulfresourcesinc.com.

Forward-Looking Statements

Certain statements in this news release contain forward-looking information about Gulf Resources and its subsidiaries business and products within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. The actual results may differ materially depending on a number of risk factors including, but not limited to, the general economic and business conditions in the PRC, future product development and production capabilities, shipments to end customers, market acceptance of new and existing products, additional competition from existing and new competitors for bromine and other oilfield and power production chemicals, changes in technology, the ability to make future bromine asset purchases, and various other factors beyond its control. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risks factors detailed in the Company's reports filed with the Securities and Exchange Commission. Gulf Resources undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

Contact:
Max Ma
Max_vx@163.com
Helen Xu
beishengrong@vip.163.com